Exhibit 10.16
SUMMARY OF EXECUTIVE COMPENSATION
The following summarizes the compensation payable to our executive officers as in effect on February 28, 2007:

		Incentive Compensation
		Target (1)
		% of
	2007 Base	Base	$
Lanigan, Richard — President	$247,500	30%	$74,250
Abbott, William — Chief Financial Officer	$200,000	30%	$60,000
Arthur, Gerry — Senior VP of Operations	$135,000	30%	$40,500
McIntyre, John — VP of Scientific and Regulatory Affairs	$160,000	30%	$48,000
Scarano, Charles — Sr. VP of Worldwide Marketing	$180,000	30%	$54,000
(1)	Incentive Compensation represents target incentive compensation for the named executive in the event performance targets are satisfied as determined by the Board of Directors, or the Compensation Committee thereof. Such performance targets may vary among executive officers but generally are a combination of financial results and subjective performance criteria.
Each listed officer is eligible to receive stock option grants under the Company’s Employee Stock Option Plan with the exact amount and terms of any such grants being determined by the Board of Directors or the Compensation Committee thereof.
In addition to the above-referenced compensation, subject to the provisions of such plans, each executive officer will continue to be eligible to participate in all medical and other benefit plans maintained by the Company for its employees.